Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

As Amended and Restated by the Board of Directors on

January 27, 2011

RE-ADOPTED 8-3-2020

TABLE OF CONTENTS

I.	INTRODUCTION	1
II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	2
III.	CONFLICTS OF INTEREST	2
A.	General	2
B.	Reporting Conflicts of Interest Involving Non-Officer Employees	3
C.	Reporting Conflicts of Interest Involving Directors or Officers	4
IV.	INSIDER TRADING	5
V.	RECORD KEEPING	5
A.	Company Books and Records	5
B.	Payments of Amounts Due to Customers, Agents or Distributors	7
VI.	CORPORATE OPPORTUNITIES	8
VII.	CONFIDENTIALITY	8
VIII.	COMPETITION AND FAIR DEALING	8
IX.	USE OF COMPANY PROPERTY AND RESOURCES	8
A.	Protection and Proper Use of Company Assets	8
B.	Questionable or Improper Payments and Gifts	9
X.	RETENTION OF DOCUMENTS AND RECORDS	10
XI.	EMPLOYMENT PRACTICES AND WORK ENVIRONMENT	10
A.	Employee Relations	10
B.	Non-Discrimination Policy	11
C.	Freedom of Association	11
D.	Disciplinary Practices	11
XII.	HEALTH, SAFETY AND ENVIRONMENTAL MATTERS	11
XIII.	FOREIGN PAYMENTS	12
XIV.	POLITICAL CONTRIBUTIONS	12
A.	Federal Elections	12
B.	Political Contributions in U.S. Elections	12
C.	Political Contributions in State and Local Elections	13
D.	Political Action Committees	13
E.	Foreign Elections	13

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XV.	ADDITIONAL REQUIREMENTS FOR SENIOR FINANCIAL OFFICERS	13
XVI.	INTERPRETATION QUESTIONS AND COMPLIANCE PROCEDURES	15
XVII.	REPORTING VIOLATIONS	16
XVIII.	NO RETALIATION	16
XIX.	DISCIPLINE	16
XX.	WAIVERS	16
XXI.	ADMINISTRATION	17

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MIND TECHNOLOGY, INC.

AND

ITS SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

The Board of Directors (the “Board”) of MIND Technology, Inc. has adopted this Code of Business Conduct and Ethics (this “Code”), which provides basic principles and guidelines to assist directors, officers and other employees of MIND Technology, Inc. and its subsidiaries (collectively, the “Company”) in complying with the legal and ethical requirements governing the Company’s business conduct. This Code covers a wide range of business practices and procedures but does not cover every issue that may arise.

This Code represents both the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (collectively, “Senior Financial Officers”) under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the code of business conduct and ethics for directors, officers and other employees under the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ”). This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

The Company’s fundamental policy is to conduct its business with honesty and integrity in accordance with the highest legal and ethical standards. The Company and its directors, officers and other employees must comply with all applicable legal requirements of the United States and each other country in which the Company conducts business. The Company’s directors, officers and other employees must comply with the spirit as well as the letter of this Code. Directors, officers and other employees must not attempt to achieve indirectly, through the use of agents or other intermediaries, what is prohibited directly by this Code.

The Company reserves the right to add to, modify and rescind this Code or any portion of it at any time. This Code governs in the event of any conflict or inconsistency between this Code and any other materials distributed by the Company. If a law conflicts with a policy in this Code, you must comply with the law.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Abiding by the law is the foundation on which this Company’s reputation is built. Directors, officers and other employees will obey the applicable laws, rules and regulations of the United States and those states, counties, cities and jurisdictions in which the Company conducts its business and to which the Company and its directors, officers or other employees are subject. This Code does not summarize all such laws, rules and regulations, but it is important to know enough to determine when to seek advice from your supervisor, manager or appropriate personnel.

III.	CONFLICTS OF INTEREST

A.	General

A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Company as a whole. This situation can arise when a director, officer or other employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, officer or other employee, or a member of such person’s family or household, receives improper personal benefits as a result of the director’s, officer’s or other employee’s position with the Company. A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her relationship with the Company, a director, officer or other employee is in a position to further any personal financial interest or the financial interest of any member of such person’s family.

No director, officer or other employee, regardless of level, is permitted to engage in any business or conduct or enter into any agreement or arrangement that would give rise to actual or potential conflicts of interest. Directors, officers and other employees should not permit themselves to be placed in a position that might give rise to the appearance that a conflict of interest has arisen.

While it is not possible to describe all circumstances where a conflict of interest involving a director, officer or other employee exists or may exist, the following situations may involve actual or potential conflicts of interest:

•	An officer’s or employee’s interest in, or position with, any supplier, customer or competitor of the Company (except for an investment in publicly traded securities as described below).

•

The acceptance of gifts or favors of more than nominal value by a director, officer or other employee (or a member of such person’s immediate family) from an actual or prospective customer, supplier or competitor of the Company or any governmental official or other employee. This does not preclude the acceptance by a director, officer or other employee of reasonable business entertainment (such as a lunch or dinner or events involving normal sales promotion, advertising or publicity).

•

The disclosure or use of confidential information gained by reason of employment with the Company (or, in the case of a director, election to the Board) for profit or advantage by a director, officer or other employee or anyone else.

•	Competition with the Company in the acquisition or disposition of rights or property.

The following situations should not be considered conflicts of interest:

•

Ownership of publicly traded securities of a supplier, customer or competitor of the Company that do not confer upon the holder any ability to influence or direct the policies or management of the supplier, customer or competitor.

•	A transaction with one of the Company’s banks, where the transaction is customary and conducted on standard commercially available terms (such as a home mortgage or bank loan).

•	A transaction or relationship disclosed in accordance with this Code and determined by outside legal counsel not to be a prohibited conflict of interest.

These examples are given only to guide directors, officers and other employees in making judgments about conflicts of interest. If any director, officer or other employee finds himself or herself in a situation where a conflict of interest exists or may exist, he or she should follow the procedures and policies outlined in Sections XVI and XVII of this Code.

B.	Reporting Conflicts of Interest Involving Non-Officer Employees

Actual or potential conflicts of interest involving a non-officer employee, or a member of such person’s immediate family, must be reported by the affected person (or by others having knowledge of the existence of the actual or potential conflicts of interest) to the employee’s immediate supervisor, who will consult with the Company’s Compliance Officer to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if such measures are available or appropriate under the circumstances. This procedure will be applied so as to minimize its effect on the personal affairs of employees consistent with the protection of the Company’s interests. The matter may also be referred to the Board for its approval or rejection.

C.	Reporting Conflicts of Interest Involving Directors or Officers

An actual or potential conflict of interest involving a director or officer, or a member of such person’s immediate family, must be reported by the affected person (or by others having knowledge of the existence of the actual or potential conflict of interest) to the Company’s Compliance Officer, who will promptly disclose the possible conflict of interest to the Board at the earliest time practicable under the circumstances. The possible conflict of interest will be made a matter of record, and the Board will determine whether the possible conflict of interest indeed constitutes a conflict of interest. The Board’s approval will be required prior to the consummation of any proposed transaction or arrangement that is determined by the Board to constitute a conflict of interest.

Any member of the Board or any officer having a possible conflict of interest in any proposed transaction or arrangement is not permitted to vote (in the case of a member of the Board) or use his or her personal influence on the matter being considered by the Board. Any member of the Board having a possible conflict of interest is not counted in determining the quorum for consideration and vote on the particular matter. Finally, any member of the Board or any officer having a possible conflict of interest must be excused from any meeting of the Board during discussion (subject to the exception set forth in the paragraph below) and vote on the particular matter (in the case of an interested director). The minutes of the Board meeting should reflect the disclosure, the absence from the meeting of the interested director or officer, the abstention from voting (in the case of an interested director) and the presence of a quorum. The proposed transaction or arrangement is considered approved if it receives the affirmative vote of a majority of the disinterested members of the Board (even if the disinterested members are less than a quorum).

The foregoing requirements do not prohibit the interested director or officer from briefly stating his or her position on the matter or from answering pertinent questions of the disinterested members of the Board, as the interested director’s knowledge may be of assistance to the other Board members in their consideration of the matter.

IV.	INSIDER TRADING

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct Company business. Purchasing or selling, whether directly or indirectly, the Company’s securities while in possession of material non-public information is both unethical and illegal. Directors, officers and other employees are prohibited by law from disclosing material non-public information to others who might use the information to directly or indirectly place trades in the Company’s securities. All directors, officers and other employees are required to comply with the Company’s Insider Trading Policy.

V.	RECORD KEEPING

A.	Company Books and Records

1.       Books and Records. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. As such, the Company’s books, records and accounts must accurately and fairly reflect the Company’s transactions in reasonable detail and in accordance with the Company’s accounting practices and policies. The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

•

No false or deliberately inaccurate entries (such as overbilling) are permitted. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted. The reasons for the grant should generally be set forth in the Company’s records, including the party requesting the treatment.

•	No payment may be made with the intention or understanding that all or any part of it is to be used for any person other than that described by the documents supporting the payment.

•

No undisclosed, unrecorded or “off-book” funds or assets are permitted, other than assets with only scrap or nominal value that are removed from the Company’s books in accordance with normal accounting practices.

•

No false or misleading statements, written or oral, may be intentionally made to any internal accountant or auditor or the Company’s independent registered public accounting firm with respect to the Company’s financial statements or documents to be filed with the SEC or other governmental authority.

2.       Internal Accounting Controls. The Company’s principal executive officer and principal financial officer are responsible for implementing and maintaining a system of internal accounting controls sufficient to provide reasonable assurances that:

•	Transactions are executed in accordance with management’s general or specific authorization;

•

Transactions are recorded as necessary to: (a) permit the preparation of financial statements in conformity with generally accepted accounting principles or any other applicable criteria and (b) maintain accountability for assets;

•	Access to assets is permitted only in accordance with management’s general or specific authorization; and

•	The recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.       Employee Conduct. No director, officer or other employee of the Company is permitted to willfully, directly or indirectly:

•	Falsify, or cause to be falsified, any book, record or account of the Company;

•

Make, or cause to be made, any materially false or misleading statement or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which the statements were made, not misleading to an accountant in connection with (a) any audit or examination of the Company’s financial statements or (b) the preparation or filing of any document or report required to be filed by the Company with the SEC or other governmental agency; or

•	Take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent registered public accounting firm.

Director, officers and other employees must exercise reasonable due diligence in order to avoid the events described above. If an employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the employee should follow the procedures and policies outlined in Sections XVI and XVII of this Code.

B.	Payments of Amounts Due to Customers, Agents or Distributors

1. Payments for Third Party Services. All commission, distributor or agency arrangements must be in writing and provide for the services to be performed and for a fee that is reasonable in amount and reasonably related to the services to be rendered.

2. Manner of Payment. All payments for commissions, discounts or rebates should be made by the Company’s check or draft (not by cashier’s check or in currency) or by electronic transfer in the name of the agent, distributor or customer and should be (a) personally delivered to the payee in the country in which the business was transacted or (b) sent to the payee’s business address or designated bank in the country in which the business was transacted.

3. Payments Outside the United States. When the payee represents in writing or presents a written opinion from a reputable local counsel, or the Company has determined after consulting the counsel, that a payment outside the country in which the business was transacted does not violate any law of that country, that payment may be permitted upon approval from the Company’s principal financial officer or other applicable officer.

4. Credit Memoranda. Credit memoranda are the preferred method of affecting a rebate and generally should be issued to the customer unless the Company’s check or draft (not a cashier’s check or currency) or electronic transfer is necessary due to the nature of the transaction. Any check or draft should refer to the sales invoices involved and indicate the amount of discount or rebate and number of units.

5. Accounting Records. All payments or discounts, rebates and commissions must be disclosed in the Company’s accounting records. Proper documentation of contracts and agreements will be maintained.

VI.	CORPORATE OPPORTUNITIES

Without the written consent of the Board, directors, officers and other employees are prohibited from taking for themselves an opportunity that is (1) a potential transaction or matter that may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could reasonably have an interest or expectancy or (2) discovered through the use of corporate property, information or position. In addition, directors, officers and other employees are prohibited from using corporate property, information or position for personal gain and competing with the Company directly or indirectly. Directors, officers and other employees of the Company owe a primary duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VII.	CONFIDENTIALITY

Directors, officers and other employees must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is either expressly authorized by the Company or required by law. Confidential information includes all non-public information that, if disclosed, might be of use to competitors or harmful to the Company or its customers. Confidential information also includes written material provided and information discussed at all meetings of the Board or any committee thereof and all information that is learned about the Company’s suppliers and customers that is not in the public domain. The obligation to preserve confidential information continues even after employment or agency with the Company ends. Any documents, papers, records or other tangible items that contain trade secrets or proprietary information are the Company’s property.

VIII.	COMPETITION AND FAIR DEALING

The Company will compete fairly and honestly and gain advantages through superior performance, not unethical or illegal business practices. Directors, officers and other employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or other employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice involving unfair dealing.

IX.	USE OF COMPANY PROPERTY AND RESOURCES

A.         Protection and Proper Use of Company Assets

The use of any Company funds or assets for any unlawful or improper purpose is prohibited. All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be reported immediately for investigation. Company equipment should not be used for non-business related purposes, though incidental personal use may be permitted (such as occasional use of the Company’s stationery, supplies, copying facilities, personal computers, or telephone when the cost to the Company is insignificant).

The obligation of employees to protect the Company’s assets includes an obligation to protect the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy, and it could also be illegal and result in civil or criminal penalties.

B.         Questionable or Improper Payments and Gifts

1. Payments or Gifts Made. No payments or gifts from the Company’s funds or assets may be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees and is also intended to prevent bribes, kickbacks or any other form of payoff.

2. Payments or Gifts Received. Directors, officers and other employees of the Company are prohibited from accepting payments or gifts of the kinds described in this Section IX.

3. Gifts to Government Personnel. Nothing of value (for example, gifts or entertainment) may be provided to government personnel unless permitted by law and any applicable regulation. Commercial business entertainment and transportation that is reasonable in nature, frequency and cost is permitted as provided for in the Company’s Anti-Corruption Manual.

4. Proper Documentation. All arrangements with third parties (such as distributors or agents) should be evidenced or memorialized in a written contract, order or other document that describes the goods or services that are in fact to be performed or provided and should be for reasonable fees or costs.

5. Extension of Credit by the Company. No director, officer or other employee may seek or accept from the Company credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan. Any personal loan existing at the time of adoption of this Code may not be materially modified, extended or renewed.

X.	RETENTION OF DOCUMENTS AND RECORDS

It is the Company’s policy to cooperate with all governmental investigative authorities. Each director, officer and other employee are required to retain any record, document or tangible object of the Company that is known to be the subject of an investigation or litigation.

It is a violation of this Code for any director, officer or other employee to knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object with the intent to impede, obstruct or influence the investigation or proper administration of any matter within the jurisdiction of any state, federal department or agency or any bankruptcy or in relation to or contemplation of any such matter or case.

XI.	EMPLOYMENT PRACTICES AND WORK ENVIRONMENT A. Employee Relations

All directors, officers and other employees, regardless of position, are expected to work together to meet the following objectives:

•	Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity;

•

Make a commitment to and demonstrate equal treatment of all employees, workers, customers, suppliers and contractors of the Company without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

•

Provide a workplace free of harassment of any kind, including on the basis of race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

•	Provide and maintain a safe, healthy and orderly workplace; and

•	Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

In addition to the objectives set forth above, members of the management team are expected to:

•	Use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, customers, suppliers, contractors and partners of the Company; and

•	Keep other employees generally informed of the Company’s policies, plans and progress through regular communications.

B.	Non-Discrimination Policy

The Company values the diversity of its employees and is committed to providing an equal opportunity in all aspects of employment to all employees without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability. Directors, officers and other employees should use reasonable efforts to seek business partners for the Company that do not discriminate in hiring or in their employment practices, and who make decisions about hiring, salary, benefits, training opportunities, work assignments, advancement, discipline, termination and retirement solely on the basis of a person’s ability to perform the tasks required by their position.

C.	Freedom of Association

The Company recognizes and respects the right of employees to exercise their lawful rights of free association, including joining or electing not to join any association. The Company expects its business partners to also adhere to these principles.

D.	Disciplinary Practices

The Company will not condone any type of harassment, abuse or punishment, whether corporal, mental or physical, of an employee by a director, officer or other employee or any partner, customer or supplier of the Company.

XII.	HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

The Company is committed to conducting its business in compliance with applicable health, safety and environmental laws, rules and regulations in a manner that has the highest regard for the health and safety of human life and the environment. Each employee has the responsibility for maintaining a healthy, safe and environmentally-friendly workplace by following health, safety and environmental laws, rules and regulations and reporting accidents, injuries and unsafe equipment, practices or conditions.

Directors, officers and other employees should be aware that health and safety laws may provide for significant civil and criminal penalties against individuals and the Company for the failure to comply with applicable requirements.

Accordingly, each director, officer and other employee must comply with all applicable safety and health laws, rules and regulations, including occupational safety and health standards.

Directors, officers and other employees should be aware that environmental laws may provide for significant civil and criminal penalties against individuals and/or the Company for failure to comply with applicable requirements. Accordingly, each director, officer and other employee must comply with all applicable environmental laws, rules and regulations.

Employees should report to work in a condition allowing them to perform their duties free from the influence of drugs, alcohol or other controlled substances. The use of illegal drugs in the workplace will not be tolerated.

Violence and threatening behavior are not permitted.

XIII.	FOREIGN PAYMENTS

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. Please refer to the Company’s Anti-Corruption Manual for governing policies and procedures.

XIV.	POLITICAL CONTRIBUTIONS

A.	Federal Elections

The Company encourages the personal and financial participation of its directors, officers and other employees in federal, state and local elective processes. Federal law prohibits the Company from making any direct contribution or expenditure to a candidate or candidate’s campaign in any federal election. Although there are exceptions, most states also prohibit the use of corporate treasury funds to influence state elections.

B.	Political Contributions in U.S. Elections

It is the Company’s policy not to make direct or indirect political contributions in support of any party or candidate in any U.S. election, whether federal, state or local, except as stated above. For the purposes of this policy, the purchase of tickets for dinners, advertising in political program booklets, use of the Company’s duplicating facilities, compensated employee activity, employee contributions reimbursed through expense accounts and similar donations in kind are considered political contributions. These are merely examples of political contributions, and the preceding list is not intended to be exhaustive.

C.	Political Contributions in State and Local Elections

The Company may on occasion contribute to state and local office candidate committees and to state and local initiatives or referendum campaigns where the Company’s interests are directly involved and where permitted by state and local law. Proposed political contributions require a brief description of the purpose of the proposed contribution and a written legal opinion that confirms that the proposed contribution is lawful under all applicable laws. The documentation for proposed contributions must receive approval in advance by the Company’s Compliance Officer to ensure full compliance with applicable state and local regulations and reporting requirements.

D.	Political Action Committees

To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities must be submitted for review and approval by the Board prior to their implementation.

E.	Foreign Elections

In accordance with the Company’s Anti-Corruption Manual, no Company funds or assets, including the work time of an employee, will be contributed, loaned, or made available, directly or indirectly, to any political party or the campaign of any candidate for political office, even if such contributions are permitted by foreign written laws.

XV.	ADDITIONAL REQUIREMENTS FOR SENIOR FINANCIAL OFFICERS

The Company’s Senior Financial Officers, as well as the Company’s financial and accounting staff will exhibit and promote the highest standards of honest and ethical conduct to the best of their knowledge and abilities by:

•	Conducting their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their personal and professional relationships.

•	Refraining from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company.

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Communicating to executive management of the Company and to accountants engaged in financial audits of the Company, all relevant unfavorable as well as favorable information and professional judgments or opinions.

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Encouraging open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•	Ensuring that all relevant staff members understand the Company’s open communication and full disclosure standards and processes.

•	Refraining from disclosing confidential information acquired in the course of their work except where authorized or otherwise legally obligated to do so.

•

Informing subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitoring, as needed, to ensure that subordinates maintain that confidentiality.

•	Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

•

Establishing appropriate systems and procedures to ensure that business transactions are recorded on the Company books in accordance with generally accepted accounting principles, established Company policy, and appropriate regulatory pronouncements and guidelines.

•	Establishing appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.

•

Establishing and administering financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound and profitable operation of the Company.

•

Providing full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company.

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Completely disclosing all relevant information reasonably expected to be needed by the Company’s regulatory agencies, external auditors and compliance officer for the full, complete, and successful discharge of their duties and responsibilities.

•	Promptly reporting violations of this Section XV to the Company’s Compliance Officer, the Board or the Chairman of the Board’s Audit Committee.

•	Accepting accountability for adherence to this Code.

XVI.	INTERPRETATION QUESTIONS AND COMPLIANCE PROCEDURES

Directors, officers or other employees who have questions on how to proceed or interpret this Code should consult their supervisor or any other person(s) designated by the Board to supervise the application of this Code. See below for a listing of compliance procedures.

A director, officer or other employee may encounter a situation in which it is difficult to determine how to proceed while also complying with this Code. Since not every situation that will arise can be anticipated, it is important to have a way to approach a new question or problem. When considering these situations, a director, officer or other employee should:

•	Make sure to have all the facts. In order to reach the right solution, all relevant information must be known.

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Consider what he or she specifically is being asked to do and whether it seems unethical or improper. This will enable the individual to focus on the specific question and the alternatives he or she has. If something seems unethical or improper, it probably is.

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Understand his or her individual responsibility and role. In most situations, there is shared responsibility. Are other colleagues informed? It may help to get other individuals involved and discuss the problem.

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Discuss the problem with a supervisor. In many cases, supervisors will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Employees should remember that it is the responsibility of supervisors to help solve problems and ensure that the Company complies with this Code.

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Seek help from Company resources. In the rare case in which it may not be appropriate to discuss an issue with a supervisor or a supervisor is not available to answer a question, discuss it with corporate management, corporate president or if that also is not appropriate, call the Company’s Ethics Hotline, a resource outside of the Company’s management, 24 hours a day, 7 days a week at 1 (888)-475-8376.

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Report ethical violations in confidence and without fear of retaliation. If the situation so requires, anonymity will be protected. The Company does not permit retaliation of any kind for good faith reports of ethical violations.

•	Always ask first, act later. When unsure of what to do in any situation, the individual should seek guidance and ask questions before the action in question is taken.

XVII.	REPORTING VIOLATIONS

The Company proactively promotes ethical behavior.

Directors, officers and other employees should promptly report violations of applicable laws, rules and regulations (including, without limitation, the listing requirements of the NASDAQ, this Code or any other code, policy or procedure of the Company to appropriate personnel.

Directors, officers and other employees are expected to cooperate in internal investigations of misconduct.

XVIII.	NO RETALIATION

Any retaliation for reports of misconduct by others, made in good faith by a director, officer or other employee, will not be tolerated. Any director, officer or other employee who engages in retaliation is subject to discipline, up to and including discharge from the Company, and where appropriate, civil liability and/or criminal prosecution.

XIX.	DISCIPLINE

The Company expects directors, officers and other employees to adhere to this Code in carrying out their duties or responsibilities for the Company. Those who violate the policies in this Code will be subject to disciplinary action, up to and including discharge from the Company, and where appropriate, civil liability and/or criminal prosecution. If you are in a situation that you believe may violate this Code, you should follow the procedures and policies outlined in Sections XVI and XVII of this Code.

XX.	WAIVERS

Any waiver of this Code may be made only by the Board, and such waiver, and the reasons therefore, will be promptly disclosed to shareholders and others as required by law or stock exchange regulation.

XXI.	ADMINISTRATION

The Board will help ensure this Code is properly administered. The Board or a committee of the Board will be responsible for the annual review of the procedures in place to implement this Code. Any changes to this Code require approval by the Board and will be promptly disclosed as required by law or regulation.

All directors, officers and other employees of the Company must execute the attached certification. To that end, all officers and supervisors are responsible for reviewing this Code with their employees and ensuring that they have signed the attached certification. Officers and supervisors of the Company also have a duty to help ensure compliance with this Code through the review of practices and procedures in place to facilitate compliance with this Code.

CODE OF BUSINESS CONDUCT AND ETHICS

CERTIFICATION

I hereby acknowledge that I have read and understand the Code of Business Conduct and Ethics (the “Code”) for MIND Technology, Inc. and its subsidiaries (collectively, the “Company”). I agree that I will comply with the policies and procedures set forth in the Code. I understand and agree that, if I am an employee of the Company, my failure to comply in all respects with the Company’s policies, including the Code, is a basis for termination for cause of my employment with the Company to which my employment now relates or may in the future relate.

In addition, I agree to promptly submit a written report describing any circumstances in which:

1.	I have reasonable basis for belief that a violation of the Code by any person has occurred;

2.	I have, or any member of my family has or may have engaged in any activity that violates the letter or the spirit of the Code;

3.	I have, or any member of my family has or may have an interest that violates the letter or the spirit of the Code; and

4.	I or any member of my family may be contemplating an activity or acquisition that could be in violation of the Code.

I am unaware of any violations or suspected violations of the Code by any employee except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

          No exceptions

To the best of my knowledge and belief, neither I nor any member of my family has any interest or affiliation or has engaged in any activity that might conflict with the Company’s interest, except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

          No exceptions

I am aware that this signed Certification will be filed with my personal records.

 Signature

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